Exhibit 99.1

EMBARGO: 8 AM ET, MONDAY JULY 15, 2024

DOLPHIN ENTERTAINMENT ACQUIRES LEADING IMPACT PR AGENCY ELLE COMMUNICATIONS

Social and environmental impact PR firm joins Dolphin Entertainment’s publicity and marketing group as a division of 42West

NEW YORK, NY and LOS ANGELES, CA, July 15, 2024 -- Dolphin Entertainment, Inc. (NASDAQ:DLPN), a leading independent entertainment marketing and premium content production company, has acquired Elle Communications, the leading PR agency specializing in social and environmental impact for a client roster of mission-centered brands, nonprofits and philanthropic foundations, social enterprises, CSR teams, sustainably and ethically-made products, activists, and leaders who are making the world a better place. Elle Communications will become a division of 42West, while joining other preeminent PR firms Shore Fire Media, and The Door, influencer marketing agency The Digital Department, and celebrity booking and event agency Special Projects in the Dolphin Entertainment collection of specialty agencies.

Founded in 2008 by Danielle Finck, with offices in Los Angeles and New York, Elle Communications was an early pioneer in social and environmental impact PR. Across their 16-year history, which included adding Silvie Snow-Thomas to the executive team in 2016, they have amplified the voices of social, racial, and environmental justice leaders and organizations like Dr. Edith Eger, Michael Tubbs, Meena Harris, Mónica Ramírez, Ai-jen Poo, Martin Luther King, III and Arndrea King, Alicia Garza, adrienne maree brown, Christianna Figueres, National Domestic Workers Alliance, Chamber of Mothers, and National Immigration Law Center, of ethical and sustainable consumer products like Seed, Cleobella, Nisolo and adidas’ Parley for the Oceans collaboration, and of household names like Joe Biden, Maria Shriver, and Justin Baldoni, who have relied on them to guide the communications for their impact efforts. The Elle Communications team has staffed countless red carpets, media-trained activists for the Oscars, led successful media events on Capitol Hill, hosted journalists and talent around the world, and have effectively strategized the communications platforms for for-profit companies like Uber’s equity and diversity arm all the way to world-changing NGOs like Baby2Baby and UNICEF.

Dolphin Entertainment Founder and CEO Bill O'Dowd saw the potential of bringing together the most influential firms in PR and marketing for entertainment, lifestyle, and social media. With the acquisition of Elle Communications, O'Dowd has now brought together nine specialized world-class agencies under the Dolphin umbrella, realizing his vision of a powerful collective.

“Everything Danielle and Silvie have done at Elle Communications over the past 16 years has been in pursuit of building a better community, society, and world as industry leaders in social and environmental impact," says O'Dowd. “Our colleagues, clients, and consumers alike care more than ever about the impact being made by the causes they care about and the brands they support and we are honored to have their decades of experience, unmatched relationships, and the passionate, innovative minds of their whole team guiding the future of what impact will look like at Dolphin Entertainment.”

"Danielle and Silvie have built an incredibly smart business, counseling clients on their social and environmental impact,” said Amanda Lundberg, CEO of 42West. “The entertainment and media organizations, talent, global brands, and game-changing startups with whom we work at 42West continue to look for ways to increase their own positive impact in the world, so we cannot wait to discover all the ways we will collaborate on both existing and future clients and projects ahead.”

"Our mission has always been to work with best-in-class world changers and put them at the center of cultural conversations," says Finck. "No one knows how to tap into the zeitgeist better than 42West and its sister agencies that make up Dolphin Entertainment and we’re excited for the way we can scale our clients’ progress even more with our new partners."

Danielle Finck and Silvie Snow-Thomas will lead Elle Communications, with its entire senior leadership team and staff welcomed into Dolphin Entertainment.

John Burns of Clare Advisors made the introduction between Dolphin Entertainment and Elle Communications and helped facilitate the transaction. Clay Parker and Erin Fogarty of K&L Gates served as legal counsel for Dolphin. Malte Farnaes served as legal counsel for Elle Communications.

ABOUT ELLE COMMUNICATIONS

Elle Communications is a PR agency headquartered in Los Angeles and New York City. We were early pioneers in impact PR, trusted by mission-driven businesses, non-profit organizations, and some of the most respected public figures in social and environmental impact. For nearly two decades, our team of seasoned and supportive experts with deeply rooted relationships in media, talent, and influencer relations, communications strategy, media training, affiliate marketing, and thought leadership have amplified stories of progress, innovation, and the changemakers driving it. At Elle, everything we do is in pursuit of building a better working environment for our team members and of helping to build a better community, society, and world. Learn more at www.ellecomm.com.

ABOUT 42WEST

42West, a subsidiary of Dolphin Entertainment, is one of the entertainment industry's leading full-service public-relations firms. With offices in New York and Los Angeles, 42West has four divisions: Talent, Strategic Communications, Entertainment Marketing, and Fandoms & Franchises (formerly known as BHI), the award-winning firm's gaming, consumer products and publishing practice. The agency has developed and executed marketing and publicity strategies for hundreds of movies and television shows as well as countless actors, filmmakers, recording artists, personalities and authors. In addition, 42West provides strategic counsel to a wide variety of high-profile individuals and corporate clients-ranging from movie and pop stars to major studios, charitable organizations, and media conglomerates-looking to raise, reposition, or rehabilitate their public profiles.

ABOUT DOLPHIN ENTERTAINMENT

Dolphin Entertainment is a prominent independent entertainment marketing and production company. Through its subsidiaries, 42West, The Door, and Shore Fire Media, the company offers expert strategic marketing and publicity services to top brands in the film, television, music, gaming, and hospitality industries. All three PR firms have consistently ranked among the top 50 PR firms in the United States. The Digital Dept. complements these efforts with comprehensive influencer marketing services. Special Projects provides talent booking services and event production for high-end clients in the media, entertainment, and fashion industries. Dolphin's legacy content production business, founded by Emmy-nominated CEO Bill O'Dowd, has produced multiple feature films and award-winning digital series. Dolphin has also entered into a multi-year agreement with IMAX to co-produce feature documentaries, with the May release of "The Blue Angels" marking the first project of this collaboration. To learn more, visit: dolphinentertainment.com.